Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of the John Hancock Variable Insurance Trust of our report dated February 26, 2019, relating to the financial statements and financial highlights, which appear in Equity Income Trust, International Equity Index Trust, International Growth Stock Trust, and Utilities Trust’s (four of the funds constituting John Hancock Variable Insurance Trust) Annual Reports on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Statements; Experts”, “Appendix B – Financial Highlights of the Funds” and “Information Incorporated by Reference” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, MA

July 2, 2019